DaVita
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Contact:        LeAnne Zumwalt
                Investor Relations
                DaVita Inc.
                310-536-2420

     DAVITA TO ACQUIRE GAMBRO HEALTHCARE, A RENAL DIALYSIS SERVICES COMPANY
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EL SEGUNDO, Calif., Dec 7, 2004 /PRNewswire-FirstCall via COMTEX/ -- DaVita Inc.
(NYSE: DVA), announced that it has entered into a definitive agreement to acquire Gambro Healthcare, for a total consideration of approximately $3.05 billion in cash.


DaVita plans to finance the acquisition through a new credit facility and the issuance of notes. JPMorgan Chase Bank has committed financing for the transaction. DaVita will also enter into a 10-year supply agreement with Gambro Renal Products Inc. to provide a significant majority of its hemodialysis product supply and equipment requirements.

DaVita's acquisition will add approximately 565 dialysis centers to its operations representing a total census of approximately 43,200 patients. Subsequent to this transaction DaVita will serve approximately 96,000 patients at over 1,200 clinics in 41 states and the District of Columbia.

Kent Thiry, Chairman and CEO of DaVita stated, "This is an important transaction for the future of dialysis care in the United States. As a combined entity we will be able to more effectively offer chronic kidney disease services and technologies in a cost efficient manner. Our patients will benefit from the broader array of products and services available."

Kent Thiry continued, "We are excited to partner with the Gambro team of caregivers and affiliated physicians. It gives me great pleasure to once again work with many of the same individuals I worked with at Vivra in the 1990's. Together we will continue to focus on providing high quality dialysis care to all of our patients. We also look forward to working with the Gambro Renal Products team."

Gambro Healthcare's current annualized revenue is approximately $2 billion. It is anticipated that upon completion of the transaction, DaVita will have combined revenues of approximately $4.4 billion and will have 25,000 employees after the transaction is completed. The acquisition is anticipated to be dilutive to EPS in the first year, neutral in the second year and accretive thereafter.



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Completion of the transaction is subject to customary closing conditions including Hart-Scott-Rodino antitrust clearance for this transaction.

JPMorgan Securities Inc. acted as financial advisor and, McDermott Will & Emery LLP, and Bingham McCutchen LLP acted as legal counsel on the transaction.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company operates and provides administrative services to kidney dialysis centers and home peritoneal dialysis programs domestically in 37 states, as well as Washington, D.C. As of September 30, 2004, DaVita operates or provides administrative services to 636 outpatient facilities serving 53,000 patients.

This release contains forward-looking statements. Factors which could impact future results include the uncertainties associated with governmental regulations, general economic and other market conditions, acquisitions and the risk factors set forth in the Company's SEC filings, including its Form 10-Q for the quarter ended September 30, 2004. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include those relating to:

o the concentration of profits generated from PPO and private indemnity patients and from the administration of pharmaceuticals,

o    possible reductions in private and government reimbursement rates,

o    changes in pharmaceutical practice patterns or reimbursement policies,

o the Company's ability to maintain contracts with physician medical directors, and

o legal compliance risks, including our continued compliance with complex government regulations and the ongoing review by the U.S. Attorney's Office and HHS Office of the Inspector General in Philadelphia and the recently announced subpoena from the U.S. Attorney's Office, Eastern District of New York.

THIS COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

CONFERENCE CALL

DaVita will be holding a conference call to discuss the acquisition today at 12 Noon Eastern Time to discuss this matter. The dial in number is 800-399-4406. A replay of the conference call will be available on DaVita's official web page, http://www.davita.com/, for the following 30 days.
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